Exhibit 5.1

e-mail:
arlynch@applebyglobal.com

direct dial:
Brookfield Infrastructure Partners L.P.	Tel 441 298 3286
Canon’s Court	Fax 441 298 3358
22 Victoria Street
Hamilton HM 12	your ref:
Bermuda
appleby ref:
ARL/mg/136855.5

29 June 2010

Dear Sirs

Brookfield Infrastructure Partners L.P. (the “Partnership”)

We have acted as legal advisers as to matters of Bermuda law to the Partnership, a limited partnership organised under the laws of the Islands of Bermuda. We have been requested to render this opinion in connection with the Partnership’s Form F-3 Registration Statement filing with the Securities and Exchange Commission dated 29 June 2010 (the “Registration Statement”) for the registration of units of the Partnership in connection with the Partnership’s planned distribution reinvestment plan (the “Units”).

For the purposes of this opinion we have examined and relied upon the documents listed (which in some cases, are also defined) in the Schedule to this opinion (the “Documents”).

Assumptions

In stating our opinion we have assumed:

(a)           the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised or photostatic copies;

(b)           the genuineness of all signatures on the Documents;

(c)           the authority, capacity and power of persons signing the Documents;

(d)           that any representation, warranty or statement of fact or law, other than the laws of Bermuda made in any of the Documents, is true, accurate and complete;

(e)           that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein;

(f)            that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by any actions taken by the Partnership in connection with the Application or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Application is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(g)           that the records which were the subject of the Searches were complete and accurate at the time of such searches and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Searches been materially altered.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)           The Partnership is an exempted limited partnership established and existing under the laws of Bermuda. The Partnership possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

(2)           All necessary action pursuant to Bermuda law required to be taken by the Partnership in connection with the authorization, issue, sale and distribution by the Partnership of the Units has been taken by or on behalf of the Partnership and, when issued and delivered against payment therefore in accordance with the distribution reinvestment plan, the Units will be validly issued, fully paid and non-assessable.

(3)           Under the laws of Bermuda, holders of Units will have no personal liability for the debts or obligations of the Partnership as a result of their status as unit-holders and limited partners.

(4)           Based solely upon the Searches, no litigation, arbitration or administrative or other proceeding of or before any arbitrator or governmental authority of Bermuda is pending against or affecting the Partnership or against or affecting any of its properties, rights, revenues or assets.

(5)           The limited partnership agreement pursuant to which the Partnership has been established has been validly adopted and nothing therein is contrary to or will violate, conflict or constitute a default under any requirement of any law or any regulation of Bermuda.

Reservations

We have the following reservations:

(a)           We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

(b)           Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of such other jurisdiction.

(c)           Where a person is vested with discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

(d)           Any reference in this opinion to Units being “non-assessable” shall mean, in relation to fully-paid Units of the Partnership and subject to any contrary provision in any agreement in writing between the Partnership and the holder of Units, that: no holder shall be obliged to contribute further amounts to the capital of the Partnership, either in order to complete payment for their Units, to satisfy claims of creditors of the Partnership, or otherwise.

(e)           Searches of the Register of Companies at the office of the Registrar of Companies are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

(i)            details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)           details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)          whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)          whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)           whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

(f)            The Limited Partnership Act 1883 (the “Act”) provides that a limited partner shall be liable as a general partner if he takes part in the management of the partnership.

(g)           A limited partner is liable to the Partnership, or to its creditors, for any amount in respect of such limited partner’s contribution to the Partnership to the extent such contribution has not been contributed in full, or to the extent such contribution is either released or returned to the limited partner contrary to the restrictions on reductions of capital contained in the Act.

(h)           A limited partner is liable for damages on account of misrepresentation in respect of false statements contained in the certificate of limited partnership, any supplementary certificates or certificate of cancellation in respect of the Partnership, to the extent a limited partner signed such certificate, or caused another to sign it on his/her behalf, and knew such statement to be false at the time of signature.

(i)            Every partner of the Partnership who is guilty of any fraud in the affairs of the Partnership shall be liable civilly to the party injured to the extent of his damage and shall be liable for penalties applicable to offences committed against the Act.

Disclosure

This opinion is addressed to you and, save as referred to herein, is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose, nor quoted, nor referred to in any public document (except in relation to the Registration Statement), nor filed with any governmental agency or person without our prior written consent, except as may be required by law.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect to it in any jurisdiction other than Bermuda. Further, this opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing acts or circumstances should change.

Yours faithfully

/s/ Appleby

Appleby

SCHEDULE

1.     The entries and filings shown in respect of the Partnership and of Brookfield Infrastructure Partners Limited, the managing partner of the Partnership, on the files of the Partnership and its managing partner maintained in the Registrar of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by searches on 29 June 2010 and the entries and filings shown in respect of the Partnership and its managing partner in the Supreme Court Causes book maintained at the Registry of the Supreme Court, Hamilton, Bermuda, as revealed by searches on 29 June 2010 (the “Searches”).

2.     Copies of the following documents of the Partnership: (i) a copy of the consent issued by the Minister of Finance under the Limited Partnership Act 1883 dated 25th May 2007 and the original copy of the consent issued by the Minister of Finance under the Exempted Partnerships Act 1992 dated 25th May 2007; (ii) Certificate of Registration of an Exempted and Limited Partnership effective 29th May 2007 together with a copy of the Limited Particulars and the Exempted Particulars each dated 21st May 2007; (iii) Limited Partnership Agreement dated 21 May 2007.

3.     Copy of the Minutes of the Meetings of the Board of Directors of the Managing Partner of the Partnership held on 03 May 2010.

4.     An electronic copy of the Registration Statement on Form F-3 under the United States Securities Act of 1933 dated 29 June2010.